Exhibit 5.1

5 April 2017

Matter No.:824320

Doc Ref: 103240678.1

+852 2842 9530

+852 2842 9522

Richard.Hall@conyersdill.com

Devika.Parchment@conyersdill.com

SGOCO Group, Ltd.

Room 1301, 13/F, Golden Centre

188 Des Voeux Road

Central, Hong Kong

Dear Sirs,

Re: SGOCO Group, Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the offer and issue by the Company to Mr. Chan Kei Hoong (the “Investor”) of 117,361 Ordinary Shares (as defined below) at a purchase price of US$2.04 each in the Company (the “Offering Shares”) for an aggregate purchase price of US$239,417.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	a registration statement on form F-3 (File No. 333-214141), as amended, filed with the U.S. Securities and Exchange Commission (the “Commission”) which became effective 4 January 2017 (the "Registration Statement”) (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the proposed public offering by the Company under the U.S. Securities Act of 1933 (the “Securities Act”), as amended, of (i) ordinary shares, par value US$0.004 each ("Ordinary Shares"), (which term includes any ordinary shares to be issued pursuant to the conversion, exchange or exercise of any other Securities, as defined below), (ii) warrants to purchase equity securities (the “Warrants”), (iii) rights to purchase ordinary shares (the “Rights”), and (iv) any combination of Ordinary Shares, Warrants and Rights separately or as units (“Units”) up to a maximum amount of US$20,000,000 (collectively the "Securities");

(ii)	the prospectus filed on 17 October 2016, as amended (the “Prospectus”), forming a part of the Registration Statement;

(iii)	the supplement prospectus filed on 19 March 2017 (the “Supplement Prospectus”) amending and/or supplementing the Prospectus; and

(iv)	a securities purchase agreement dated 20 March 2017 executed by the Company and the Investor (the “Agreement”).

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company certified by a director of the Company, (2) copies of the resolutions in writing of all the directors of the Company dated 17 March 2017 (the “Resolutions”), (3) a certificate of good standing issued by the Cayman Islands Registrar of Companies on 30 March 2017 (the “Certificate Date”), and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Agreement, other than the Company, to enter into and perform its respective obligations under the Agreement; (d) the due execution and delivery of the Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Agreement which is expressed to be governed by such Foreign Laws in accordance with its respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Agreement to the jurisdiction of the state and federal courts in the City of New York, Borough of Manhattan (the “Foreign Courts”); (j) that on the date of entering into the Agreement and issuing the Offering Shares, the Company is and after entering into the Agreement and issuing the Offering Shares will be able to pay its liabilities as they become due; and (k) that the Offering Shares will be issued in accordance with the Registration Statement and that the aggregate Offering Shares to be issued by the Company whether separately or in any combination with other Securities will not exceed a maximum amount of US$20,000,000.

The obligations of the Company under the Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Agreement if there are other proceedings in respect of the Agreement simultaneously underway against the Company in another jurisdiction.

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgment. We express no opinion in respect of the enforceability of any provision in the Agreement which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely in respect of the issue of the Offering Shares and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	The Company has the necessary capacity, corporate power and authority to enter into and perform its obligations under the Agreement. The execution and delivery of the Agreement by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum or articles of association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Agreement and to issue the Offering Shares. The Agreement has been duly executed and delivered by or on behalf of the Company, and constitutes the legal, valid, binding and enforceable obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Agreement.

5.	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Agreement that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that the Agreement creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Companies Law. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Agreement is governed by the Foreign Laws, the question of whether it would possess these particular characteristics would be determined under the Foreign Laws.

6.	There is no stamp, registration or similar tax or duty to be paid on or in relation to the Agreement provided that it is executed and remains outside the Cayman Islands. If it becomes necessary to bring the Agreement into the Cayman Islands for enforcement or otherwise, nominal stamp duty will be payable on the Agreement. In the case of the Agreement creating security over movable property situated in the Cayman Islands granted by an exempted company, an ordinary non-resident company or a foreign company, or over shares in an exempted company or an ordinary non-resident company, stamp duty will be payable on an ad valorem basis to a maximum of CI$500.00 (US$600.00). Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make the Agreement admissible in evidence in the Cayman Islands.

7.	The choice of the Foreign Laws as the governing law of the Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Agreement to the jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	Based solely upon a search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 11:00 am on 30 March 2017 (which would not reveal details of (i) proceedings which have been filed but not actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search or (ii) counterclaims, third party notices or amendments to pleadings filed prior to 8 December 2008) there are no actions nor any legal or governmental proceedings pending against the Company nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

9.	The Investor has standing to bring an action or proceedings before the appropriate courts in the Cayman Islands for the enforcement of the Agreement. It is not necessary or advisable in order for the Investor to enforce its rights under the Agreement, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands.

10.	When issued and paid for in accordance with the Documents, the Offering Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

11.	There are no pre-emptive rights in respect of the Offering Shares as at the date hereof under the memorandum and articles of association of the Company and Cayman law and the Offering Shares when issued in accordance with the terms of the Documents will not be subject to any restrictions on voting or transfer (except as set out in the articles of association of the Company) and will rank pari passu with other shares of the Company then in issue.

12.	There are no exchange control restrictions in the Cayman Islands.

13.	The Company has an authorised share capital of US$201,000 divided into 50,000,000 ordinary shares of par value US$0.004 each and 1,000,000 preferred shares of par value US$0.001 each. A person whose name is entered on the register of members of the Company will be deemed, as a matter of the laws of the Cayman Islands, to be a member of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Supplement Prospectus and to the references to us under the heading “Legal Matters” in the Supplement Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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